UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2015

BUSINESS FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	333-200112	20-5340628
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8440 Jefferson Highway, Suite 101 Baton Rouge, Louisiana	70809
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (225) 248-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 5, 2015, Business First Bancshares, Inc. (“Business First”) announced that Mr. David L. Laxton, III has been appointed by Business First’s board of directors to serve as a member of the boards of directors of each of Business First and its wholly-owned subsidiary, Business First Bank (the “Bank”). Mr. Laxton was appointed effective June 26, 2015, and will be eligible for re-election at Business First’s 2016 annual meeting of shareholders. Mr. Laxton will serve on Business First’s Governance Committee.

David L. Laxton, III, age 65, has over 35 years of experience in the energy and distribution industries. He was one of the founders of Edgen Group Inc., a global supplier of specialty pipe, fittings, plates, valves and structural steels to the energy industry. He served from its founding in 1996 as Executive Vice President and Chief Financial Officer until his retirement in 2014. During his tenure, he supervised the acquisition of more than a dozen companies located in the United States, Canada, the United Kingdom, Dubai and Singapore. He also co-led Edgen’s initial public offering and listing on the New York Stock Exchange, and managed over $2.0 billion in company, bank and public market debt offerings.

In addition to his experience in the energy industry, Mr. Laxton served on the board of directors of American Gateway Bank from 1996 until its merger earlier this year with Business First Bank. While on that board, he served as Chairman for five years and also as Chairman of the Audit Committee. Business First’s board of directors believes that it will benefit from Mr. Laxton’s valuable corporate and banking experience, as well as from his specific knowledge regarding the markets and customers served by the recently acquired American Gateway Bank.

In connection with his appointment and in return for his service as director, Mr. Laxton will receive fees consistent with those paid to the other directors of Business First. A press release announcing the appointment of Mr. Laxton to Business First’s board of directors is included as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated August 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 11, 2015

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, IIII
David R. Melville, IIII
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 5, 2015